                                                                      Exhibit 12

                 John Deere Capital Corporation and Subsidiaries
               Computation of Ratio of Earnings to Fixed Charges
                             (thousands of dollars)

                          Three Months Ended 31 January                      For the Years Ended October 31,
                          -----------------------------    --------------------------------------------------------------------
                                2002          2001              2001          2000         1999           1998         1997
                          --------------  -------------    ------------  ------------  ------------  ------------  ------------
Earnings:
 Income before income
   taxes and changes
   in accounting          $      111,966  $      66,202    $    245,662  $    216,712  $    235,760  $    233,534  $    211,251
 Fixed charges                    98,772        125,183         459,348       447,169       366,102       373,237       330,648
                          --------------  -------------    ------------  ------------  ------------  ------------  ------------
  Total earnings          $      210,738  $     191,385    $    705,010  $    663,881  $    601,862  $    606,771  $    541,899
                          ==============  =============    ============  ============  ============  ============  ============
Fixed charges:
   Interest expense       $       97,572  $     123,407    $    452,032  $    440,220  $    360,925  $    368,381  $    326,866
   Rent expense                    1,200  $       1,776           7,316         6,949         5,177         4,856         3,782
                          --------------  -------------    ------------  ------------  ------------  ------------  ------------
  Total fixed charges     $       98,772  $     125,183    $    459,348  $    447,169  $    366,102  $    373,237  $    330,648
                          ==============  =============    ============  ============  ============  ============  ============

Ratio of earnings to
 fixed charges *                    2.13           1.53            1.53          1.48          1.64          1.63          1.64
                          ==============  =============    ============  ============  ============  ============  ============

"Earnings" consist of income before income taxes, the cumulative effect of changes in accounting and fixed charges. "Fixed charges" consist of interest on indebtedness, amortization of debt discount and expense, an estimated amount of rental expense under capitalized leases which is deemed to be representative of the interest factor and rental expense under operating leases.

* The Company has not issued preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are the same as the ratios presented above.

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